EXHIBIT 10.1

FIRST AMENDED AND RESTATED

SWIFT ENERGY COMPANY

2005 STOCK COMPENSATION PLAN

November 4, 2008

1. PURPOSE.

This 2005 Stock Compensation Plan (the “Plan”) is intended as an incentive to encourage stock ownership by certain officers, employees and directors of SWIFT ENERGY COMPANY (the “Company”), or of its Subsidiaries (as defined below) so that they may acquire or increase their proprietary interest in the success of the Company and Subsidiaries, and to encourage them to remain in the employ of the Company or of the Subsidiaries or to continue to serve as directors of the Company.  The Plan is designed to meet this intent by offering performance-based stock and cash incentives and other equity based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2. DEFINITIONS.

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “Award” or “Awards” means an award or grant made to a Participant under Sections 6 through 9, inclusive, of the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Broker Assisted Exercise” means a special sale and remittance procedure pursuant to which the Participant who holds a Stock Option shall concurrently provide irrevocable written instructions to (a) a Committee-designated brokerage firm (“Broker”) to effect the immediate sale of the Common Stock covered by a Stock Option and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate price of the Stock Options, plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company, and (b) the Company to deliver the certificates for the Common Stock directly to such brokerage firm in order to complete the sale.

(d) “Code” means the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

(e) “Committee” means the Compensation Committee of the Board, or any committee of the Board performing similar functions, constituted as provided in Section 3 of the Plan.

(f) “Common Stock” means the common stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

(g) “Company” means Swift Energy Company, a Texas corporation, or any successor entity.

(h) “Date of Grant” means the date on which the Committee takes formal action to grant an Award, provided that it is followed, as soon as reasonably practicable, by written notice to the Participant receiving the Award.

(i) “Disability” means (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “disability,” the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, a total and permanent disability as defined in the Company’s long-term disability plan, or if the Company has no long-term disability plan in effect at the time of a Participant’s disability, “disability” shall mean a Participant’s present incapacity resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Committee based on such medical evidence as it deems necessary, will result in death or can be expected to continue for a period of at least twelve (12) months and will prevent the Participant from performing the normal services required of the Participant by the Company; provided, however, that such disability did not result, in whole or in part:  (i) from chronic alcoholism; (ii) from addiction to narcotics; (iii) from a felonious undertaking; or (iv) from an intentional self-inflicted wound.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

(k) “Fair Market Value” means on any given date (i) the closing price of the Common Stock on any established national exchange or exchanges on such date as reported in any newspaper of general circulation, provided, further, that if the actual transaction involving the Common Stock occurs at a time when the New York Stock Exchange is closed for regular trading, then it shall be the most recent closing price, or (ii) if the Common Stock is not listed on an established stock exchange, the mean between the closing bid and low asked quotations of the Common Stock in the New York over-the-counter market as reported by the National Association of Securities Dealers, Inc. for such trading date.

(l) “Immediate Family Member” means the spouse, parents, siblings, children, grandchildren and in-laws of a Participant.

(m) “Incentive Stock Option” means any Stock Option that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(n) “Nonqualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

(o) “Participant” means an employee of the Company or a Subsidiary, or an individual who is performing services for those entities (including a consultant to the Company, but only insofar as to Awards other than Incentive Stock Options are concerned), who from time to time shall be designated by the Committee and in all such cases who is also granted an Award under the Plan, and only as to Restricted Awards, directors of the Company.

(p) “Performance Bonus Award” means an Award of cash and/or shares of Common Stock granted pursuant to the provisions of Section 9 of the Plan.

(q) “Plan” means this Swift Energy Company 2005 Stock Compensation Plan as set forth herein and as it may be hereafter amended.

(r) “Restricted Award” means an Award granted pursuant to the provisions of Section 8 of the Plan.

(s) “Restricted Stock Grant” means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

(t) “Restricted Unit Grant” means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

(u) “Stock Appreciation Right” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

(v) “Stock Option” means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

(w) “Subsidiary” or “Subsidiaries” means any corporation or entity in which the Company directly or indirectly owns stock or interests possessing fifty percent (50%) or more of the total combined voting power of all classes of such corporation’s stock or interests.

(x) “Ten Percent Shareholder” means a person who owns (or is considered to own after taking into account the attribution of ownership rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.

3. ADMINISTRATION.

(a) The Plan shall be administered by the Committee, as appointed from time to time by the Board. The Board may from time to time remove members from, or add members to, the Committee.  The Committee shall be comprised solely of two or more members of the Board who are (i) “Non-Employee Directors” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act as it may be amended from time to time, or any successor rule and (ii) “outside directors” under Section 162(m) of the Code.

(b) A majority of the members of the Committee shall constitute a quorum for the transaction of business.  Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

(c) The Committee is authorized to construe and interpret the Plan, to promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be binding upon all Participants and any person validly claiming under or through any Participant and any Award under this Plan will be made only if the Committee decides in its sole and absolute discretion that the Participant or any persons validly claiming through any Participant is entitled to such award.  In the event of a disagreement as to the interpretation of the Plan or any agreements issued hereunder as to any right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding.

(d) The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority to grant Awards to persons subject to Section 16 of the Exchange Act.  The Committee is specifically authorized to give authority to the Company’s chief executive officer within specified written limits to grant Awards to new employees of the Company in connection with their hiring, which written limits may be changed from time to time by the Committee in its sole discretion.

(e) The Committee is expressly authorized to make modifications to the Plan as necessary to effectuate the intent of the Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan, subject to those restrictions that are set forth in Section 14 (b) and (c) below.

(f) The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

(g) No member of the Committee shall be liable for any action taken or omitted to be taken by such member or by any other member of the Committee with respect to the Plan, and to the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company does hereby indemnify and agree to defend and save harmless any member of the Committee with respect to any liabilities asserted or incurred in connection with the exercise and performance of their powers and duties hereunder, unless such liabilities are judicially determined to have arisen out of such person’s gross negligence, fraud or bad faith. Such indemnification shall include attorney’s fees and all other costs and expenses reasonably incurred in defense of any action arising from such act of commission or omission.  Nothing herein shall be deemed to limit the Company’s ability to insure itself with respect to its obligations hereunder.

4. ELIGIBILITY.

Persons eligible for Awards under the Plan shall consist of employees (including officers, whether or not they are directors) and directors of the Company or its Subsidiaries, or individuals performing services for these entities, who from time to time shall be designated by the Committee (including consultants to the Company, but only insofar as Awards other than Incentive Stock Options are concerned) provided that non-employee directors of the Company are eligible to receive only Restricted Awards under the Plan.  If a person who has been a Participant under this Plan ceases to be an employee but remains or becomes a director of the Company, then Section 10(c)(ii) shall apply to Awards held by that Participant.  No member of the Committee shall be eligible to receive an Award other than a Restricted Award.

5. DURATION OF AND COMMON STOCK SUBJECT TO PLAN.

(a) Term. No Awards will be granted after May 10, 2015, but the Plan shall remain in effect with respect to Awards then outstanding, including Reload Options on Awards then outstanding.

(b) Shares of Common Stock Subject to Plan. The maximum aggregate number of shares of Common Stock in respect of which Awards may be granted under the Plan (the “Plan Maximum”) shall be 2,850,000, subject to adjustment as provided in Sections 5 or 12 below, plus any shares of Common Stock that are subject to awards granted prior to the effective date of this Plan under any prior long-term incentive plans of the Company (“Prior Plan”) that later (i) cease to be subject to such awards for any reason other than such awards having been exercised or (ii) result in the forfeiture of the shares of Common Stock back to the Company. Subject to the provisions of Section 12 below, the maximum aggregate number of shares of Common Stock in respect of which Incentive Stock Options may be granted under the Plan shall not exceed 875,000.  The aggregate number of shares of Common Stock available for issuance under the Plan will be reduced by 1.44 shares of Common Stock for each share of Common Stock delivered in settlement of all Awards other than Stock Options (for which the number of shares of Common Stock available for issuance under the Plan will be reduced by one share of Common Stock for each share of Common Stock delivered in settlement of a Stock Option).  Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares. The following terms and conditions shall apply to Common Stock subject to the Plan:

(i) In no event shall more than the Plan Maximum be cumulatively available for Awards under the Plan;

(ii) If any Awards are forfeited, terminated, exchanged for other Awards, settled in cash in lieu of stock, or expire unexercised, or become unexercisable, the undelivered shares of Common Stock which were previously subject to the Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, expiration, unexercisability, cash settlement or exchange.

6. STOCK OPTIONS.

Stock Options granted under the Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options (collectively, the “Stock Options”).  Stock Options shall be subject to the following terms and conditions, and each Stock Option shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

(a) Grant. Stock Options shall be granted separately.  In no event will Stock Options or Awards be issued in tandem whereby the exercise of one affects the right to exercise the other.  Incentive Stock Options may only be granted to persons who are employees.

(b) Stock Option Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant, provided that, in no event shall the exercise price of a Stock Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of the Stock Option.  In the case of a Ten Percent Shareholder, the exercise price of an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of the grant.

(c) Option Term. The term of each Stock Option shall be fixed by the Committee.  The term of all Stock Options shall not exceed ten (10) years after the date the Stock Option is granted, and the term of any Incentive Stock Options granted to Ten Percent Shareholders shall not exceed five (5) years after the date of the grant.

(d) Exercisability.

(i) Incentive Stock Options and Nonqualified Stock Options shall be exercisable in installments as determined by the Compensation Committee in its sole discretion, and shall be subject to such other terms and conditions as the Committee shall determine at the date of grant, provided that if not otherwise determined by the Committee, Incentive Stock Options and Nonqualified Stock Options may be exercised as to twenty percent (20%) of the shares covered thereby beginning on the first anniversary date of the date of grant (hereinafter, “Anniversary Date”), and thereafter an additional twenty percent (20%) of shares subject to such stock options may be exercisable beginning on the Anniversary Date in each of the following four years, except as otherwise provided in Sections 10 and 13; and

(ii) Reload Options shall become exercisable in accordance with Section 6(i)(iii) hereof.

(e) Method of Exercise. Subject to applicable exercise restrictions set forth in Section 6(d) above, a Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased and shall be deemed to be exercised when payment in full of the purchase price has been received by the Company.  The purchase price may be paid by any of the following methods, subject to the restrictions set forth in Section 6(f) hereof:

(i) in cash, by certified or cashier’s check, by money order, by personal check (if approved by the Committee) or through a Broker Assisted Exercise, in an amount equal to the aggregate purchase price of the shares of Common Stock to which such exercise relates; or

(ii) if acceptable to the Committee, by delivery of shares of Common Stock already owned by the Participant and held by the Participant for a minimum of six months, which shares, including any cash tendered therewith, have an aggregate Fair Market Value equal to the aggregate purchase price of the shares of Common Stock to which such exercise relates.

(f) Restrictions on Method and Timing of Exercise. Notwithstanding the foregoing provisions, the Committee, in granting Stock Options pursuant to the Plan, may limit the timing or methods by which a Stock Option may be exercised by any person or waive all or any portion of such limits on timing or methods, and, in processing any purported exercise of a Stock Option granted pursuant to the Plan, may refuse to recognize the timing or methods of exercise selected by the Participant if, in the opinion of counsel to the Company, there is a substantial risk that such exercise could result in the violation of any then applicable rules or regulations, including federal or state securities laws.

(g) Tax Withholding. Holders of Nonqualified Stock Options, subject to the discretion of the Committee, may be entitled to elect at or prior to the time the exercise notice is delivered to the Company, to have the Company withhold from the shares of Common Stock to be delivered upon exercise of the Nonqualified Stock Option the number of shares of Common Stock having a Fair Market Value which does not exceed the minimum tax withholding obligation of the Company with respect to the exercise in question.  If withholding is made in shares of Common Stock pursuant to the method set forth above, the Committee, in its discretion, may grant “Reload Options” (as defined and on the terms specified in Section 6(h) below) for the number of shares so withheld.  Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect to satisfy his or her withholding tax obligation in respect of any exercise as contemplated above if, in the opinion of counsel to the Company, there is substantial risk that such election could result in a violation of any then applicable rules or regulations, including federal or state securities law, or such withholding would have an adverse tax or accounting effect on the Company.

(h) Grant of Reload Options. Unless otherwise provided in a Participant’s Stock Option Agreement, whenever the Participant holding any Incentive Stock Option or Nonqualified Stock Option (the “Original Option”) outstanding under this Plan or under any Prior Plan (including any “Reload Options” granted under the provisions of this Section 6(h)) exercises the Original Option and makes payment of a portion or all of the option price by tendering shares of the Common Stock previously held by him or her pursuant to Section 6(e)(ii) hereof, then the Participant shall automatically receive a reload option (the “Reload Options”) for that number of additional shares of Common Stock which is equal to the number of shares tendered by the Participant in payment of the option price for the Original Option being exercised.  All such Reload Options granted hereunder shall be on the following terms and conditions:

(i) The Reload Option price per share shall be an amount equal to the current Fair Market Value per share of the Common Stock on the date of grant, which shall be the date of the Company’s receipt of the exercise notice for the Original Option;

(ii) The option exercise period shall expire, and the Reload Option shall no longer be exercisable, on the expiration of the option period of the Original Option or two (2) years from the date of the grant of the Reload Option, whichever is later;

(iii) Any Reload Option granted under this Section 6(h) shall vest and first become exercisable one (1) year following the date of exercise of the Original Option; and

(iv) All other terms of Reload Options granted hereunder not specified above in this Section 6(h) shall be identical to the terms and conditions of the Original Option, the exercise of which gives rise to the grant of the Reload Option.

(i) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all stock option plans of the Company or its Subsidiaries shall not exceed one hundred thousand dollars ($100,000).  The Fair Market Value of any Common Stock shall be determined as of the time the option with respect to such stock is granted or such other time as may be required by Section 422(d) of the Code, as such section of the Code may be amended from time to time.

(j) Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.  To the extent permitted under Section 422 of the Code or applicable regulations thereunder or any applicable Internal Revenue Service pronouncements:

(i) to the extent that any portion of any Incentive Stock Option that first becomes exercisable during any calendar year exceeds the $100,000 limitation (as set forth in Section 6(i) above) and contained in Section 422(d) of the Code, such excess portion shall be treated as a Nonqualified Stock Option; and

(ii) if the vesting period or exercisability of an Incentive Stock Option is accelerated, any portion of such Option that exceeds the $100,000 limitation set forth in Section 6(i) above shall be treated as a Nonqualified Stock Option.

Even if the shares of Common Stock which are issued upon exercise of any Incentive Stock Option are sold or exchanged within one year following the exercise of that Incentive Stock Option such that the sale constitutes a disqualifying disposition for Incentive Stock Option treatment under the Code, no provision of this Plan shall be construed as prohibiting such a sale.

(k) Limit on Awards to Named Executive Officers.  Notwithstanding any provision in this Plan to the contrary, no person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code (a “Named Executive Officer”) shall be eligible for a grant during a single calendar year of Awards with respect to or measured by, more than 100,000 shares of Common Stock.  The limitation under this Section 6(k) shall be construed so as to comply with the requirements of Section 162(m) of the Code.

7. STOCK APPRECIATION RIGHTS.

The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall deem desirable:

(a) Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to (or if the Committee shall determine at the time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Grant. Subject to the other provisions of this Plan, a Stock Appreciation Right shall be granted separately.  In no event will Stock Appreciation Rights and other Awards be issued in tandem whereby the exercise of one such Award affects the right to exercise the other.

(c) Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee, provided that subject to the other provisions of this Plan, a Stock Appreciation Right shall not be exercisable prior to the first Anniversary Date of the date of grant, unless and to the extent, in the opinion of counsel, it would not subject such Participant to a substantial risk of liability under Section 16 of the Exchange Act, in which case the Committee, in its discretion, may provide that a Stock Appreciation Right shall be automatically exercised on one or more specified dates or upon occurrence of one or more specified events, or that a Stock Appreciation Right may be exercised during only limited time periods.

(d) Form of Payment. Payment to a Participant upon exercise of a Stock Appreciation Right may be made only in shares of Common Stock.

8. STOCK GRANTS AND RESTRICTED AWARDS

Restricted Awards granted under the Plan may be in the form of either Restricted Stock Grants or Restricted Unit Grants.  Restricted Awards shall be subject to the following terms and conditions, and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable.

(a) Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock made to a Participant subject to such terms and conditions, if any, as the Committee deems appropriate, as set forth in Section 8(e) below.  Further, as a condition to the grant of Restricted Stock to any Participant who, at the date of grant has neither been a director of the Company nor been employed by the Company, nor performed services for the Company, the Committee shall require such Participant to pay at least an amount equal to the par value of the shares of Common Stock subject to the Restricted Stock Grant within thirty (30) days of the date of the grant, and failure to pay such amount shall result in an automatic termination of the Restricted Stock Grant.

(b) Restricted Unit Grants. A Restricted Unit Grant is an Award of units granted to a Participant subject to such terms and conditions as the Committee deems appropriate in its discretion, including, without limitation, the requirement that such Participant forfeit such units upon termination of employment for specified reasons within a specified period of time or upon termination of service as a director, and restrictions on the sale, assignment, transfer or other disposition of the units.  Subject to the discretion of the Committee at the time a Restricted Unit Grant is awarded to a Participant, a unit will have a value (i) equivalent to one share of Common Stock, or (ii) equivalent to the excess of the Fair Market Value of a share of Common Stock on the date the restriction lapses over the Fair Market Value of a share of Common Stock on the date of the grant of the Restricted Unit Grant (or over such other value as the Committee determines at the time of the grant).

(c) Grant of Awards. Restricted Awards shall be granted separately under the Plan in such form and on such terms and conditions as the Committee may from time to time approve (other than those granted to directors), including grants of shares of Common Stock to a Participant other than a director without restrictions, vesting requirements and/or conditions. Restricted Awards, however, may not be granted in tandem with other Awards whereby the exercise of one such Award affects the right to exercise the other.  Subject to the terms of the Plan, other than Restricted Awards granted to directors, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Restricted Award made to any Participant.  Each Participant receiving a Restricted Stock Grant shall either be issued a stock certificate in respect of the shares of Common Stock so granted or such shares shall be recorded in the name of the Participant on the books of Company’s stock transfer agent, in either case registered in the name of the Participant.  If issued in certificated form, such shares shall be accompanied by a stock power duly executed by the Participant.  Such certificates or stock transfer records shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Award.  Any certificates evidencing the shares and/or grants recorded on the books of the Company’s stock transfer agent shall be held in custody by the Company, or not issued by the Company’s stock transfer agent, until the restrictions imposed thereon shall have lapsed or been removed.

(d) Restricted Awards for Non-Employee Directors.  On the day following the date directors are elected by shareholders at each annual meeting of shareholders (which shall be the date of grant), each individual who is a Non-Employee Director (as defined in Section 3 of this Plan) shall automatically receive a Restricted Award of that number of shares of Common Stock (rounded up to the nearest multiple of 10 shares of Common Stock) determined by dividing $120,000 by the Fair Market Value of the Common Stock on the date of grant of the Restricted Award (each $120,000 Restricted Award to a Non-Employee Director being herein referred to as an “Annual Director Award”).  If a Non-Employee Director first becomes a Non-Employee Director other than by being elected by shareholders at an annual meeting (which shall be the date of grant), that director shall automatically receive that portion of an Annual Director Award equal to the portion of a full twelve month period between the date of his or her election as a director and the next annual meeting of shareholders.

The service restrictions contained in each Annual Director Award of Common Stock shall lapse on the date of the next annual meeting of shareholders and each Annual Director Award of Common Stock shall vest ratably in three equal installments, one-third on the date of each of the three annual meetings of shareholders following the grant date, provided that following the date of such initial lapse of service restrictions, if a Non-Employee Director’s service as a director terminates with the director in good standing as determined in the sole discretion of the Board, then all Annual Director Awards of Common Stock of that Non-Employee Director shall vest immediately and any service restrictions thereon shall lapse.  Further, in the event of death or Disability of a Non-Employee Director at any time following the grant date, all service restrictions on any Annual Director Awards of Common Stock shall lapse and all Annual Director Awards shall vest except as may otherwise be provided in this Plan.

(e) Restriction Period.  Restricted Awards shall provide for vesting of such Awards over a three-year period, unless specifically determined otherwise by the Committee (or a one-year period if the Restricted Award is performance based) commencing on the date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award (“Restriction Period”).  During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant.  Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments), the Participant shall be entitled to receive his or her Restricted Award or the applicable portion thereof, as the case may be, along with a return of the stock power executed by the Participant once the restriction has fully lapsed.  Upon termination of a Participant’s employment with the Company or any Subsidiary or termination of service as a director for any reason during the Restriction Period, all or a portion of the shares or units, as applicable, that are still subject to a restriction may vest or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

(f) Payment of Awards. A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) in an amount equal to the aggregate Fair Market Value of the units covered by the Award upon the expiration of the applicable Restriction Period.  Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the conclusion of the respective Restriction Period (i) in cash, by certified or cashier’s check, by money order or by personal check (if approved by the Committee), (ii) in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made or (iii) in any combination of the above, as the Committee shall determine.  The Committee may elect to make this determination either at the time the Award is granted, or with respect to payments contemplated in clause (i) and (ii) above, at the time the Award is settled.

(g) Rights as a Shareholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which the dividends are issued.

9. PERFORMANCE BONUS AWARDS.

Performance Bonus Awards granted under this Plan may be in the form of cash or shares of Common Stock, or a combination thereof. If a Performance Bonus Award is a combination of cash and shares of Common Stock, the portion of the Performance Bonus Award comprised of cash and the portion comprised of shares of Common Stock will be determined by the Committee based upon the Committee’s judgment as to the best interests of the Company as a whole, taking into account both long-term and short-term strategic goals. Performance factors are to be determined prior to the period of performance, which shall be not less than one year, and may include (i) increases in earnings, earnings per share, EBITDA, revenues, cash flow, return on equity or total shareholder return, (ii) year-end volumes of proved oil and gas reserves and/or year-end probable reserves, (iii) yearly oil and gas production, (iv) share price performance, (v) relative technical, commercial and leadership attributes, or (vi) similar performance factors.  If a Performance Bonus Award is paid in whole or in part in shares of Common Stock, the number of shares shall be determined based upon the Fair Market Value of such shares, and such shares may be awarded in lieu of receipt of some or all of such Award in cash.  Performance Bonus Awards shall be subject to such terms and conditions as the Committee shall determine in its sole discretion.

10. TERMINATION OF EMPLOYMENT OR SERVICE.

The terms and conditions under which an Award may be exercised after a Participant’s termination of employment or service as a director shall be determined by the Committee, except as otherwise provided herein.  The conditions under which such post-termination exercises shall be permitted with respect to Incentive Stock Options shall be determined in accordance with the provisions of Section 422 of the Code and as otherwise provided in Section 6 above, provided that the Committee, in its sole discretion, may change, by any agreement approved by the Committee, the post-termination rights of a Participant, including accelerating the dates upon which all or a portion of any outstanding unexercised Stock Option or other Award held by a Participant may become vested or be exercised following such termination of employment or service as a director; provided that any such changes which affect Awards granted to a Non-Employee Director or a Named Executive Officer (as defined in Sections 6(k)) shall be confined to changes related to the Non-Employee Director’s or Named Executive Officer’s death, Disability, retirement as a director, termination of employment upon retirement, or related to a Change of Control.

(a) Termination by Death. Subject to Section 6(j), if a Participant’s employment by the Company or any Subsidiary or service as a director terminates by reason of the Participant’s death, or if the Participant’s death occurs within three (3) months after the termination of his or her employment or service as a director, any Award held by such Participant immediately prior to the date of his or her death may thereafter be exercised, to the extent such Award otherwise was exercisable by the Participant immediately prior to the date of his or her death, by the legal representative of the Participant’s estate or by any person who acquired the Award by will or the laws of descent and distribution, for a period of one year from the date of his or her death or until the expiration of the stated term of the Award, whichever period is the shorter; provided, however, that the Committee, in its discretion may specifically provide, either in any agreement providing for an Award or in any employment contract or any other agreement approved by the Committee, for the acceleration of the vesting and/or right of exercise under any Award held by a Participant immediately prior to the date of his or her death.  Subject to the provision of Section 8(d), after termination of employment or service as a director by reason of a Participant’s death, any right of exercise under an Award held by that Participant that is not then vested and exercisable, or under this Section 10(a) becomes vested and exercisable, shall be terminated and extinguished.

(b) Termination by Reason of Disability. Subject to Section 6(j), if a Participant’s employment by the Company or Subsidiary or service as a director terminates by reason of Disability, any Award held by such Participant immediately prior to the date of his or her Disability may thereafter be exercised by the Participant, to the extent such Award otherwise was exercisable by the Participant immediately prior to the date of his or her Disability for a period of one year from the date of such termination of employment or service as a director by reason of Disability, or until the expiration of the stated term of such Award, whichever period is shorter; provided, however, that if the Participant dies within such one-year period, any unexercised Award held by such Participant shall thereafter be exercisable to the extent to which it was exercisable immediately prior to the date of such death for a period of one year from the date of his or her death or until the expiration of the stated term of such Award, whichever period is shorter; and provided further, that the Committee may, in its discretion specifically provide, either in any agreement providing for an Award or in any employment contract or any other agreement approved by the Committee for the acceleration of the vesting and/or right of exercise under an Award held by a Participant immediately prior to the time of termination of employment or service as a director by reason of his or her Disability.  Subject to the provisions of Section 8(d), any right of exercise under an Award held by the Participant that, after termination by reason of Participant’s Disability is not then vested and exercisable, or under this Section 10(b) becomes vested and exercisable, shall be terminated and extinguished.

(c) Other Termination. Subject to Section 6(j) and Section 13, if a Participant’s employment by the Company or any Subsidiary is terminated for any reason other than retirement, death, Disability or a Change of Control, any Award held by the Participant immediately prior to the date of his or her termination shall be exercisable, to the extent otherwise then exercisable, for the lesser period of three (3) months from the date of such termination or the balance of the term of the Award, and any right of exercise under any Award held by a Participant immediately prior to the time of his or her termination that is not vested immediately after such date of termination, shall be terminated and extinguished; provided, however, that (i) the Committee, in its discretion may specifically provide that, for Awards held prior to termination, vesting and/or exercise may be accelerated at or prior to the time of termination, for a period which may not exceed the original term of such Award, either in any agreement providing for an Award, or in any employment contract or any other agreement approved by the Committee; provided that any such acceleration of vesting or exercise which affects Awards granted to Non-Employee Directors or the Named Executive Officers (as defined in Section 6(k)) shall be confined to acceleration related to the Non-Employee Directors’ and Named Executive Officers’ death, Disability, retirement as a director or termination of employment upon retirement, or related to a Change of Control, and (ii) upon termination of employment upon retirement, if the Participant continues to serve, or commences serving, as a director of the Company, then in such event any Awards may continue to be held by the Participant under the original terms thereof, with such modifications as the Committee may determine in its discretion, with any Incentive Stock Options held by such Participant to henceforth be treated as Nonqualified Stock Options.

(d) General Provisions.  Unless otherwise specifically provided herein, the Committee shall have the following discretion regarding the treatment of outstanding Stock Options upon termination of employment:

(i) Any Stock Option outstanding at the time of a Participant’s retirement, termination of employment, Disability or death shall remain exercisable for such period of time thereafter as shall be determined by the Committee and set forth in the documents evidencing the grant of any Stock Option or in an employment or other agreement with such Participant, provided that no Stock Option shall be exercisable more than ten (10) years from the date of grant of the Original Option;

(ii) The Committee shall have complete discretion, exercisable either at the time a Stock Option is granted or any time while the Stock Option remains outstanding, to extend the period of time for which the Stock Option is to remain exercisable following a Participant’s termination of employment from the limited exercise period otherwise in effect for that Stock Option to such greater period of time as the Committee shall deem appropriate, but in no event to a date which is more than ten (10) years from the date of grant of the Original Option; and

(iii) The Committee shall have the complete discretion to permit a Stock Option to be exercised following a Participant’s retirement, termination of employment, Disability or death not only with respect to the number of Stock Options which are then fully vested but also with respect to one or more additional installments as to which the Participant would have vested had the Participant continued in the Company’s employment.

11. TRANSFERABILITY OF AWARDS.

(a) No Incentive Stock Option under the Plan, and no rights or interest therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution, after which assignment Section 10(a) hereof shall apply to exercise of the Incentive Stock Option by the assignee. During the lifetime of a Participant, Incentive Stock Options are exercisable only by, and settlements of Incentive Stock Options are to be made to, such Participant or his or her legal representative.

(b) The Committee may, in its discretion, authorize all or a portion of any Awards (other than Incentive Stock Options) to be on terms which permit transfer by the Participant to (i) the Immediate Family Members of the Participant, (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a charitable trust or trusts created or controlled by the Participant, or (iv) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the transfer must be approved by the Committee in a manner consistent with this Section, and (z) subsequent transfers of transferred Awards shall be prohibited except to a transferee to whom the Participant could have transferred the Award pursuant to this Section 11 or by will or the laws of descent and distribution, after which assignment Section 10(a) hereof shall apply to exercise of the Award by the assignee.  Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided however, that the transferee shall be entitled to exercise the Award to the same extent as the Participant would be so entitled. The events of termination of employment of Section 10 hereof shall continue to be interpreted by application with respect to the original Participant, following which events the Awards shall be exercisable by the transferee only to the extent, and for the periods specified in Section 10.

12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

(a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, Common Stock, preferred or prior preference stocks ahead of or affecting the Company’s Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b) In the event of any change in capitalization affecting the Common Stock of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination, exchange of shares, other form of reorganization, or any other change affecting the outstanding Common Stock as a class, the Board shall make such substitutions or adjustments to outstanding Awards as it deems appropriate and equitable.  In its discretion, such  adjustments may include, without limitation, such proportionate adjustments that it deems appropriate to reflect such change with respect to (i) the maximum number of shares of Common Stock or class of shares reserved for issuance under the Plan, (ii) the maximum number of shares of Common Stock or class of shares which may be sold or awarded to any Participant, (iii) the number of shares of Common Stock or class of shares covered by each outstanding Award, and (iv) the price per share in respect of the outstanding Awards.  Notwithstanding the foregoing, the Board may only increase the aggregate number of shares of Common Stock for which Awards may be granted under the Plan solely to reflect the changes, if any, of the capitalization of the Company or a Subsidiary.  The Committee may also make such adjustments in the number of shares covered by, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

(c) Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 12 of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 12 of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; and (iii) the Committee shall not have the authority to make any adjustments pursuant to this Section 12 of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto.

13. CHANGE OF CONTROL.

(a) In the event of a Change of Control (as defined in Paragraph (b) below) of the Company, and except as the Board may expressly provide otherwise in resolutions adopted prior to the Change of Control or in a Participant’s Award:

(i) All Stock Options or Stock Appreciation Rights then outstanding shall become fully vested and exercisable as of the date of the Change of Control; and

(ii) All restrictions and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied as of the date of the Change of Control;

provided that unless otherwise expressly permitted in an employment agreement or other agreement between a Participant and the Company, any Award which has been outstanding less than one (1) year on the date of the Change of Control shall not be afforded such treatment.

(b) A “Change of Control” shall be deemed to have occurred upon the occurrence of any one (or more) of the following events, other than a transaction with another person controlled by the Company or its officers or directors, or a benefit plan or trust established by the Company for its employees:

(i) Any person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company with respect to which forty percent (40%) or more of the total number of votes for the election of the Board may be cast;

(ii) As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the above, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;

(iii) The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

(iv) A tender offer or exchange offer is made for shares of the Company’s Common Stock (other than one made by the Company), and shares of Common Stock are acquired thereunder (“Offer”).

(c) Notwithstanding any provision of the Plan to the contrary, in the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the proposed merger of the Company with or into another corporation (collectively, the “Transaction”), unless otherwise expressly provided (by express reference to this Section 13(c)) in the terms of a Stock Option, after the public announcement of the Transaction, the Committee may, in its sole discretion, direct the Company to deliver a written notice (“Cancellation Notice”) to any Participant holding a Stock Option, canceling the unexercised vested portion (including the portion which becomes vested by reason of acceleration), if any, of such Stock Option, effective on the date specified in the Cancellation Notice (“Cancellation Date”).  Notwithstanding the foregoing, the Cancellation Date may not be earlier than the last to occur of (i) the 15th day following delivery of the Cancellation Notice, and (ii) the 60th day prior to the proposed date for the consummation of the Transaction (“Proposed Date”).  Without limitation, the Cancellation Notice will provide that, unless the Participant elects in writing to waive, in whole or in part, a Conditional Exercise, that the exercise of the Stock Option will be a Conditional Exercise.  A “Conditional Exercise” shall mean that in the event the Transaction does not occur within 180 days of the Proposed Date, the exercising Participant shall be refunded any amounts paid to exercise such Participant’s Stock Option, such Stock Option will be reissued, and the purported exercise of such Stock Option shall be null and void ab intitio, provided, that, if the Transaction follows a Change in Control or would give rise to a Change in Control, no Stock Option will be so terminated (without the consent of the Participant) prior to the expiration of 20 days following the later of (i) the date on which the Award became fully exercisable and (ii) the date on which the Participant received written notice of the Covered Transaction.

(d) Unless otherwise expressly provided in an Award, in the event of a Change in Control, in the sole discretion of the Committee, the value of some or all Awards may be cashed out on the basis of the Change in Control Price (as defined below), at any time during the 60 day period immediately preceding any bona fide transaction related to a Change in Control; provided, further, that if a date prior to such occurrence is selected for a cash out, any subsequent increase in the Change in Control Price will be paid to each Participant on the date of such occurrence, or as soon thereafter as reasonably possible.  “Change in Control Price” means the higher of (i) the highest price per share of Common Stock paid in any transaction reported on the NYSE or such other exchange or market as is the principal trading market for the Common Stock, or (ii) the highest price per share paid in any bona fide transaction related to a Change in Control, at any time during the 60 day period immediately preceding such occurrence with such occurrence date to be determined by the Committee.

14. AMENDMENT AND TERMINATION.

(a) Amendments Without Shareholder Approval. Except as set forth in Sections 14(b) and 14(c) below, the Board may, without further approval of the shareholders, at any time amend, alter, discontinue or terminate this Plan, in such respects as the Board may deem advisable.

(b) Amendments Requiring Shareholder Approval. Except as set forth in Section 14(c) below, subject to changes in law or other legal requirements (including any change in the provisions of the Code and accompanying regulations that would permit otherwise), the Board must obtain approval of the shareholders to make any amendment that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except for adjustments pursuant to Section 12 of the Plan), (ii) materially modify the requirements as to eligibility for participation in the Plan or materially increase the benefits to Participant, (iii) be required to be approved by the shareholders under any law, rule or regulation or any rules for listed companies promulgated by any national stock exchange on which the Company’s Common Stock is traded, (iv) allow the creation of additional types of Awards under the Plan, (v) result in the repricing of Awards issued under the Plan by lowering the exercise price of a previously granted Award, or by cancellation of outstanding Awards with subsequent replacement, or by regranting Awards with lower exercise prices, (vi) materially extend the terms of the Plan, or (vii) increase the annual maximum number of shares of Common Stock covered by Awards to any Participant who is subject to the provisions of Section 6(k).

(c) Prohibited Amendments. Notwithstanding Sections 14(a) and 14(b), under no circumstances may the Board or Committee (i) amend, alter, discontinue or terminate the requirements set forth in Sections 6(b), 6(c), 6(i) or 6(j) with respect to Incentive Stock Options unless (a) such modifications are made to comply with changes in the tax laws, or (b) the Plan is completely terminated, or (ii) make any amendment, alteration or modification to the Plan that would impair the vested rights of a Participant under any Award theretofore granted under this Plan.

15. MISCELLANEOUS MATTERS.

(a) Tax Withholding. As a condition to the exercise of Nonqualified Stock Options or the lapse of restrictions or vesting or delivery of Restricted Stock, an employee of the Company is required, and the Company may in its sole discretion require any other Participant that it deems advisable, to pay the Company the full amount of any federal, state, local or foreign taxes of any kind required by law to be withheld (at the minimum required level) with respect to such Awards, provided that the Company may also withhold any such amounts through payroll deductions and/or the acceptance or retention of shares of Common Stock otherwise issuable under any such Awards.

(b) No Right to Employment or Service. Neither the adoption of the Plan nor the granting of any Award shall confer upon any Participant any right to continue employment with or providing services to or on behalf of the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment or service of any Participant at any time, with or without cause.

(c) Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws.  Certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law.  The Committee may cause a legend or legends to be put on any such certificates to refer to those restrictions.

(d) Award Agreement. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee, in its sole discretion, shall determine.

(e) Section 409A.  It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.  The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Committee, and shall comply in all respects with Section 409A of the Code.  The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):

(i) If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including applicable transition rules thereunder.

(ii) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

(iii) Any distribution of a 409A Award following a termination of employment that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Termination of Employment.

(iv) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(v) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

(f) Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

(g) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Texas.

(h) Effective Date. This Plan, having been approved by the Committee and the Board on March 23, 2005, and approved by the Company’s shareholders on May 10, 2005, is effective as of May 11, 2005.  Plan Amendment Nos. 1, 2, and 3 dated May 9, 2006, February 19, 2007, and May 8, 2007, respectively, have been incorporated into this First Amended and Restated Plan dated November 4, 2008.

SWIFT ENERGY COMPANY, a Texas corporation

/s/Clyde W. Smith, Jr.
Clyde W. Smith, Jr
Chairman, Compensation Committee